                                                                     EXHIBIT 4.3

                              Second Amendment to
                     Amended and Restated Credit Agreement


          This Second Amendment to Amended and Restated Credit Agreement (this "Second Amendment"), effective as of September 30, 2000, is entered into by and
 ----------------
among U.S. Concrete, Inc., a Delaware corporation, (the "Company"), the
                                                         -------
Guarantors signatory hereto under the caption "Guarantors" (together with each other Person who becomes a Guarantor, collectively, the "Guarantors"), the
                                                         ----------
Lenders signatory hereto under the caption "Lenders" (together with each other Person who becomes a Lender, collectively, the "Lenders") and The Chase
                                                -------
Manhattan Bank, a New York banking corporation, successor-in-interest by merger to Chase Bank of Texas, National Association, as administrative agent for the other Lenders (in such capacity, together with any other Person who becomes the administrative agent, the "Administrative Agent"), Bankers Trust Company, as
                           --------------------
syndication agent, First Union National Bank, as documentation agent, and Bank One, Texas, NA, Branch Banking & Trust Company, Credit Lyonnais New York Branch and The Bank of Nova Scotia, collectively as co-managing agents for the Lenders.

                             Preliminary Statement

          Whereas, the Company, the Guarantors, the Lenders, the Administrative Agent, the syndication agent, the documentation agent and the co-managing agents have entered into that certain Amended and Restated Credit Agreement dated as of February 9, 2000 (the "Original Credit Agreement") under the terms of which the
                       -------------------------
Lenders agreed to make Revolving Credit Loans to the Company in an amount not exceeding $200,000,000.00; and

          Whereas, the Company, the Guarantors, the Lenders, the Administrative Agent, the syndication agent, the documentation agent and the co-managing agents have amended the Original Credit Agreement pursuant to that certain First Amendment to Amended and Restated Credit Agreement dated as of July 7, 2000 (the "First Amendment")(the Original Credit Agreement, as amended by the First Amendment and as may be further amended, extended, supplemented or restated from time to time, the "Credit Agreement"); and
                   ----------------

          Whereas, the Company has requested the Lenders and the Administrative Agent to further amend certain terms of the Credit Agreement; and

          Whereas, the Lenders and the Administrative Agent have agreed to do so to the extent reflected in this Second Amendment, provided that each of the Company and the Guarantors ratifies and confirms all of its respective obligations under the Credit Agreement and the Loan Documents.

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration and the mutual benefits, covenants and agreements herein expressed, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1.   Defined Terms. All capitalized terms used in this Second
               -------------
Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

          2.   Amendment to Section 1.01.  Section 1.01 of the Credit Agreement
               -------------------------
is hereby amended as follows:

          (a)  The definition of "Capital Markets Event" in Section 1.01 of the
                                  ---------------------
     Credit Agreement is hereby deleted in its entirety and replaced by the following:

          ""Capital Markets Event" means the first issuance after the Effective
            ---------------------
          Date by the Borrower or any Subsidiary of (i) Subordinated Debt, (ii) preferred stock on terms reasonably satisfactory to the Administrative Agent and the Lenders or (iii) common equity of the Borrower, from which the gross proceeds, when added to the aggregate gross proceeds of any other previous issuance after the Effective Date by the Borrower or any Subsidiary of (i) Subordinated Debt, (ii) preferred stock on terms reasonably satisfactory to the Administrative Agent and the Lenders and (iii) common equity of the Borrower, equals an aggregate principal amount of not less than $75,000,000.".

          (b)  The definition of "Applicable Margin" in Section 1.01 of the
                                  -----------------
     Credit Agreement is hereby deleted in its entirety and replaced by the following:

          ""Applicable Margin" means, for any day during any period between two
            -----------------
          successive Financial Statement Delivery Dates commencing on the first Financial Statement Delivery Date in such period and ending on the day before the following Financial Statement Delivery Date, with respect to any ABR Loan, Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth in the appropriate column below under the caption "ABR Spread Before Capital Markets Event", "Eurodollar Spread Before Capital Markets Event" or "Commitment Fee Rate", as the case may be, for the ratio of Funded Debt to EBITDA for the fiscal period for which such financial statements were delivered as of the Financial Statement Delivery Date; provided that, upon the occurrence of any
                                   --------
          Capital Markets Event, the columns under the captions "ABR Spread After Capital Markets Event" and "Eurodollar Spread After Capital Markets Event" shall be used to determine the applicable margin with respect to any ABR Loan or Eurodollar Revolving Loan, as the case may be. The applicable margin for all of the rows of such table under the caption "Commitment Fee" shall remain unchanged:

                                                 ABR     Eurodollar    ABR     Eurodollar
                                                Spread     Spread    Spread      Spread
                                                Before     Before     After       After
                                               Capital    Capital    Capital     Capital
             Ratio of Funded Debt              Markets    Markets    Markets     Markets   Commitment
                 To EBITDA                      Event      Event      Event       Event     Fee Rate
                 ---------                     --------  --------  -----------  --------  -----------
           * 3.0 to 1.0                         2.00%     3.00%        1.75%     2.75%         .50%
           * 2.5 to 1.0 but ** 3.0 to 1.0       1.75%     2.75%        1.50%     2.50%         .50%
           * 2.0 to 1.0 but ** 2.5 to 1.0       1.50%     2.50%        1.25%     2.25%         .50%
           * 1.5 to 1.0 but ** 2.0 to 1.0       1.00%     2.00%        1.00%     2.00%         .50%
           * 1.0 to 1.0 but ** 1.5 to 1.0        .75%     1.75%         .75%     1.75%        .375%
           *  .5 to 1.0 but ** 1.0 to 1.0        .50%     1.50%         .50%     1.50%        .375%
          **  .5 to 1.0                          .25%     1.25%         .25%     1.25%        .250%

                    For purposes of the foregoing, (a) if sufficient information does not exist to calculate the Applicable Margin, or the Borrower has not delivered such information to the Administrative Agent in a timely manner, Eurodollar Loans shall not be available to the Borrower and the Applicable Margin for ABR Loans shall be 2.00% per annum and for the commitment fee shall be .50% per annum; and (b) if (i) the Ratio of Funded Debt to EBITDA shall change upon delivery of any financial statement required under Section 5.01 or (ii) a Capital Markets Event
                                   ------------
          shall have occurred, such change in the Applicable Margin shall be effective as of the date on which any such financial statement is delivered or on the date of the Capital Markets Event shall have occurred, as the case may be, irrespective of whether it is in the middle of an Interest Period or when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(c) hereof or otherwise. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.".

          (c)  The definition of "Commitment" in Section 1.01 of the Credit
                                  ----------
     Agreement is hereby deleted in its entirety and replaced by the following:

          ""Commitment" means (a) with respect to each Lender, the commitment of
            ----------
          such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.08 and/or (ii) reduced
                                                ------------
          or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) with respect to the Swingline
                             ------------
          Lender, its commitment to make Swingline Loans. The initial amount of each Lender's Commitment is set forth on Schedule 2.01 under the
                                                   -------------
          caption "Initial Commitment", or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders' total Commitments is $200,000,000.00, unless reduced pursuant to Section 2.08.".
                                                      ------------
___________
*  more than or equal to
** less than

          (d) The definition of "Restricted Payment" in Section 1.01 of the
                                 ------------------
     Credit Agreement is hereby deleted in its entirety and replaced by the following:

          ""Restricted Payment" means any dividend or other distribution
            ------------------
          (whether in cash, securities or other property, except distributions payable in capital stock) with respect to any shares of any class of capital stock of the Borrower or any Subsidiary (other than distributions to the Borrower or any Subsidiary), any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Borrower, any option, warrant or other right to acquire any such shares of capital stock of the Borrower or any voluntary prepayment, purchase, redemption, retirement or acquisition of any debt of the Borrower subordinated to the Obligations which is made at the option of the Borrower.".

          (e) The definition of "Subordinated Debt" in Section 1.01 of the
                                 -----------------
     Credit Agreement is hereby deleted in its entirety and replaced by the following:

          ""Subordinated Debt" means any Indebtedness of the Borrower or any
            -----------------
          Subsidiary permitted hereunder that is (i) subordinated to the Indebtedness incurred under this Agreement on terms substantially in form and substance to those contained in Exhibit 1.01C to the Credit
                                                   -------------
          Agreement, and (ii) incurred pursuant to the terms and conditions contained in the Summary of Principal Terms attached as Exhibit A to
                                                                  ---------
          the Second Amendment to Amended and Restated Credit Agreement, or
          (iii) otherwise approved by the Required Lenders, including such Indebtedness incurred in connection with a Capital Markets Event, and, upon obtaining the consent of the Required Lenders, any renewals, or extensions thereof, amendments thereto, substitutions therefor or restatements and refinancing thereof.".

          3.   Amendment to Section 2.08(b).  Section 2.08(b) of the Credit
               ----------------------------
Agreement is hereby deleted in its entirety and is replaced by the following:

     "(b)  Intentionally Deleted.".

          4.   Amendment to Section 2.09(b).  Section 2.09(b) of the Credit
               ----------------------------
Agreement is hereby deleted in its entirety and is replaced by the following:

     "(b)  Intentionally Deleted.".

          5.   Amendment to Section 5.01.  Section 5.01 of the Credit Agreement
               -------------------------
is hereby amended by adding a new subsection 5.01(j) to read in its entirety as follows:

     "(j) on or before November 15, 2000 the Company shall provide to the Administrative Agent and the Lenders an officer's certificate executed by a Financial Officer of the

     Company, which certificate shall contain, and shall certify as correct, recalculations made by the Company as of October 31, 2000 of the calculations set forth in the certificate most recently delivered pursuant to Section 5.01(c), evidencing the Company's compliance as of October 31, 2000 with the covenants contained in Section 6.08 through 6.10, inclusive. In the event a Capital Markets Event has not occurred on or before October 31, 2000, the certificate described in the immediately preceding sentence shall also include pro forma calculations showing the effect that a Capital Markets Event would have on the Company's compliance as of October 31, 2000 with the covenants contained in Section 6.08 through 6.10, inclusive.

          6.   Amendment to Section 6.08(b).  Section 6.08(b) of the Credit
               ----------------------------
Agreement is hereby deleted in its entirety and replaced by the following:

     "(b)  Asset Coverage Ratio.  The Borrower will not at any time permit the
           --------------------
     ratio of: (a) (i) accounts receivable plus (ii) inventory plus (iii) the net book value of all property, plant and equipment in each case as reflected on the financial statements delivered pursuant to Section 5.01,
                                                                 ------------
     to (b) Funded Debt minus Subordinated Debt, to be less than (i) 1.0 to 1.0 for the period from the Effective Date through November 15, 2000 and (ii)
     1.25 to 1.0 for the period from November 16, 2000 and thereafter. For the purposes of calculating this Asset Coverage Ratio, the Borrower may use (i) the book value of such assets as recorded on the financials delivered under
     Section 5.01 hereof or (ii) the fair market value of such assets, as such fair market value is determined by a third party approved by the Administrative Agent in its sole discretion; provided, that in the event
                                                  --------
     any fair market valuation has been determined which for any asset is less that its book value, such fair market valuation must be used in the calculation of this Asset Coverage Ratio.".

          7.   Amendment to Section 6.08(c). Section 6.08(c) of the Credit
               ----------------------------
Agreement is hereby deleted in its entirety and replaced by the following:

     "(c)  Senior Debt Leverage Ratio.  The Borrower will not at any time permit
           --------------------------
     the ratio of (i) Funded Debt minus Subordinated Debt to (ii) EBITDA calculated on a rolling four (4) quarter basis, to be greater than (i) 2.75 to 1.0 for the period from the Effective Date through June 29, 2000, (ii)
     2.50 to 1.0 for the period from June 30, 2000 through November 15, 2000 and
     (iii) 2.25 to 1.0 for the period from November 16, 2000 and thereafter; provided, that upon the occurrence of a Capital Markets Event, such ratio
     --------
     will not be greater than 2.25 to 1.0 for the period from the date of occurrence of the Capital Markets Event and thereafter.".

          8.   Amendment to Section 6.11(vi).  Section 6.11(vi) of the Credit
               -----------------------------
Agreement is hereby deleted in its entirety and replaced by the following:

     "(vi) at any time prior to the occurrence of a Capital Markets Event, concurrently with the delivery of the Permitted Acquisition Notice, the Borrower shall have provided to the Administrative Agent and the Lenders a calculation by the Borrower of the ratio of pro forma Funded Debt minus Subordinated Debt (after giving effect to the proposed

     Acquisition) to pro forma EBITDA (after giving effect to the proposed Acquisition) showing that such ratio will not at any time be greater than
     (A) 2.50 to 1.0 for the period from the Effective Date through June 29, 2000, (B) 2.25 to 1.0 for the period from June 30, 2000 through November 15, 2000 and (C) 2.00 to 1.0 for the period from November 16, 2000 and thereafter."

          9.   Amendment to Exhibit 1.01C.  Exhibit 1.01C to the Credit
               --------------------------
Agreement is hereby amended by deleting in its entirety the last sentence on the second page of such Exhibit which reads "If a payment or distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay the payment or distribution over to holders of Senior Indebtedness as their interests may appear" and replacing such sentence by the following:

     "If a payment or distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay the payment or distribution over to holders of Senior Indebtedness as their interests may appear; provided, however, that
                                                 --------  -------
     distributions of securities of U.S. Concrete to the holders of the Notes, the payment of which securities is subordinate to the Senior Indebtedness, may be made to and retained by the holders of the Notes."

          10.  Amendment to Schedule 2.01.  The column in Schedule 2.01 to the
               --------------------------
Credit Agreement captioned "Commitment Subsequent to Capital Markets Event" is hereby deleted in its entirety.

          11.  Ratification.  Each of the Company, as to itself and each
               ------------
Guarantor, and each Guarantor, as to itself, hereby ratifies all of its respective obligations under the Credit Agreement (including the Guaranty contained in Article X thereof) and each of the Loan Documents to which it is a party, and agrees and acknowledges that the Credit Agreement and each of the Loan Documents to which it is a party remains in full force and effect and shall continue in full force and effect as amended and modified by this Second Amendment. Nothing in this Second Amendment extinguishes, novates or releases any right, claim, lien, security interest or entitlement of any of the Lenders or the Administrative Agent created by or contained in any of such documents nor is the Company or any Guarantor released from any covenant, warranty or obligation created by or contained therein or herein.

          12.  Representations and Warranties.  Each of the Company, as to
               ------------------------------
itself and each Guarantor, and each Guarantor, as to itself, hereby represents and warrants to the Administrative Agent and the Lenders that (a) this Second Amendment has been duly executed and delivered on behalf of the Company and such Guarantor, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (b) this Second Amendment constitutes a valid and legally binding agreement enforceable against the Company or such Guarantor, as the case may be, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law,
(c) the representations and warranties contained in the Credit Agreement and the Loan Documents shall be true and correct on and as of the date of each Borrowing and the date of issuance, amendment, renewal or extension of each Letter of Credit, as applicable, except to the extent such representations and warranties relate to a prior date or, after prior notice to the Administrative Agent, are untrue or incorrect as a result of transactions permitted by the Loan Documents,
(d) no Default exists under the Credit Agreement or under any other Loan Document and (e) the execution, delivery and performance of this Second Amendment has been duly authorized by the Company and each Guarantor.

          13.  Conditions to Effectiveness.  This Second Amendment shall be
               ---------------------------
effective upon (i) the execution and delivery hereof by all parties to the Administrative Agent and receipt by the Administrative Agent of this Second Amendment, and (ii) receipt by the Administrative Agent of an amendment fee due and payable by the Company to the Administrative Agent for the pro rata benefit of the Lenders of .075% of the total Commitments.

          14.  Counterparts.  This Second Amendment may be signed in any number
               ------------
of counterparts, which may be delivered in original or facsimile form each of which shall be construed as an original, but all of which together shall constitute one and the same instrument.

          15.  Governing Law. This Second Amendment, the Credit Agreement, all
               -------------
Notes, the other Loan Documents and all other documents executed in connection herewith shall be deemed to be contracts and agreements under the laws of the State of Texas and of the United States of America and for all purposes shall be construed in accordance with, and governed by, the laws of Texas and of the United States.

          16.  Final Agreement of the Parties.  THIS SECOND AMENDMENT AND THE
               ------------------------------
CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                    [Remainder of Page Intentionally Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                         Company:

                              U.S. CONCRETE



                              By: /s/ Michael W. Harlan
                                  ---------------------
                                  Michael W. Harlan
                                  Senior Vice President

Guarantors:

AFTM Corporation, a Michigan corporation
Atlas Concrete, Inc., an Oklahoma corporation
Atlas-Tuck Concrete, Inc., an Oklahoma corporation
B.W.B., Inc. of Michigan, a Delaware corporation
Baer Concrete, Inc., a New Jersey corporation
Beall Concrete Enterprises, Ltd., a Texas limited partnership
Beall Industries, Inc., a Texas corporation
Beall Management, Inc., a Texas corporation
Beall Trucking, Inc., an Oklahoma corporation
Carrier Excavation and Foundation Company, a Delaware corporation
Central Concrete Supply Co., Inc., a California corporation
Concrete XX Acquisition, Inc., a Delaware corporation
Corden, Inc., a Michigan corporation
Cornillie Fuel & Supply, Inc., a Michigan corporation
Cornillie Leasing, Inc., a Michigan corporation
Dencor, Inc., a Michigan corporation
DYNA, Inc., a Delaware corporation
E.B. Metzen, Inc., a Michigan corporation
Fendt Transit Mix, Inc., a Michigan corporation
Hunter Equipment Company, a Michigan corporation
Olive Branch Ready Mix, Inc., a Delaware corporation
Opportunity Concrete Corporation, a District of Columbia corporation Premix Concrete Corp., a Delaware corporation
R.G. Evans/Associates d/b/a/ Santa Rosa Cast Products Co., a California
     corporation
Ready Mix Concrete Company of Knoxville, a Delaware corporation
San Diego Precast Concrete, Inc., a Delaware corporation
Stokes Transit Mix, Inc., an Oklahoma corporation
Superior Materials Company, Inc., a Delaware corporation
Superior Redi-Mix, Inc., a Michigan corporation
USC GP, Inc., a Delaware corporation
USC Management Co., LP, a Texas limited partnership
Western Concrete Products, Inc., a Delaware corporation


By:          /s/ Michael W. Harlan
    ------------------------------------------
                Michael W. Harlan
                 Vice President

                         Administrative Agent/Lender:
                         ---------------------------

                              CHASE BANK OF TEXAS,
                              NATIONAL ASSOCIATION


                              By: /s/ James R. Dolphin
                                  -------------------------
                                  James R. Dolphin
                                  Senior Vice President

                         Syndication Agent/Lender:
                         ------------------------

                              BANKERS TRUST COMPANY


                              By:    /s/ Pam Divino
                                     --------------------
                              Name:  Pam Divino
                              Title: Vice President

                           Documentation Agent/Lender:
                           --------------------------

                              FIRST UNION NATIONAL BANK



                              By:    /s/ David C. Hauglid
                                     --------------------
                              Name:  David C. Hauglid
                              Title: Vice President

                           Lender:
                           ------

                              BANK OF AMERICA, N.A.,



                              By:    /s/ William B. Borus
                                     --------------------
                              Name:  William B. Borus
                              Title: Senior Vice President

                           Co-Managing Agent/Lender:
                           ------------------------

                              BANK ONE, TEXAS, N.A.



                              By:    /s/ John J. Zollinger, IV
                                     -------------------------
                              Name:  John J. Zollinger, IV
                              Title: Vice President

                         Co-Managing Agent/Lender:
                         ------------------------

                              CREDIT LYONNAIS
                              NEW YORK BRANCH



                              By:    /s/ Atilla Koc
                                     --------------
                              Name:  Atilla Koc
                              Title: Senior Vice President

                         Co-Managing Agent/Lender:
                         ------------------------

                              THE BANK OF NOVA SCOTIA



                              By:    /s/ F. C. H. Ashby
                                     ------------------
                              Name:  F. C. H. Ashby
                              Title: Senior Manager Loan Operations

                         Co-Managing Agent/Lender:
                         ------------------------

                              BRANCH BANKING & TRUST COMPANY



                              By:    /s/ Cory Boyte
                                     --------------
                              Name:  Cory Boyte
                              Title: Vice President

                         Lender:
                         ------

                              COMERICA BANK



                              By:    /s/ Mark B. Grover
                                     ------------------
                              Name:  Mark B. Grover
                              Title: First Vice President

                                   EXHIBIT A
                                   ---------


                Summary of Principal Terms of Subordinated Debt
                -----------------------------------------------


----------------------
Issue                    Senior Subordinated Notes (the "Notes").

----------------------
Issuer                   U.S. Concrete, Inc. (the "Company").

----------------------
Guarantors               The Notes shall be unconditionally guaranteed, on a
                         subordinated basis, as to the payment of principal, interest and premium, if any, by each Material
                         Subsidiary.

----------------------
Principal Amount         Approximately $75,000,000

----------------------
Noteholders              Accredited institutional investors

----------------------
Final Maturity           Ten years from the date of takedown.

----------------------
Amortization             Seven equal annual principal repayments beginning on
                         the fourth anniversary of the issuance of the Notes resulting in an average life of seven years.

----------------------
Interest Rate            12%. Interest will be payable quarterly in arrears.

----------------------
Price                    100% of Principal Amount

----------------------
Takedown                 Immediately following completion of documentation.

----------------------
Use of Proceeds          General corporate purposes of the Company including the
                         repayment of debt.

----------------------
Ranking                  The Notes shall be subordinated to the Company's Senior
                         Indebtedness.

----------------------
Optional Redemption      The Issuer may redeem the Notes, in whole or pro rata
                         in part, at any time. In the event of prepayment, the Issuer will pay an amount equal to par plus accrued interest plus a "Make Whole Premium", as defined herein.

----------------------
Make Whole Premium       Make Whole Premium shall be defined as the difference
                         (not to be less than zero) between (a) the present value of the expected future cash flows from the Notes
                         (minus any accrued Interest) discounted at a rate equal to the then-current Treasury Note yield corresponding closest to

                              EXHIBIT A - Page 1
                              the remaining weighted average life on the Notes calculated at the time of the prepayment plus 150 basis points, and (b) the Principal Amount outstanding.

---------------------------
Change of Control             In the event that one person or a group of related
                              persons (other than the existing management group) acquires more than 50% of the voting shares of the Company, a Change of Control will be deemed to have occurred. In the event of a Change of Control, the Noteholders individually will have the right, but not the obligation, to put their Notes back to the Company at an amount equal to par plus accrued interest plus the Modified Make
                              Whole Premium, if any.

---------------------------
Modified Make Whole Premium   Shall mean the Make Whole Premium computed as if
                              the phrase "150 basis points" read "250 basis points."

---------------------------
Financial Covenants



  Total Debt Leverage Ratio   The Company will maintain the ratio of
                              Consolidated Total Debt to EBITDA at no greater than 3.25 to 1.0. This ratio will be calculated at the end of each fiscal quarter based on the previous four fiscal quarters.



  Senior Debt Leverage Ratio  The Company will maintain the ratio of
                              Consolidated Senior Debt to EBITDA at no greater than 2.25 to 1.0. This ratio will be calculated at the end of each fiscal quarter based on the previous four fiscal quarters. In the event that the covenants pertaining to Consolidated Senior Debt in the Company's principal bank lending agreement shall allow a greater amount of Consolidated Senior Debt than is otherwise permitted herein, then such greater amount shall be the maximum allowable amount of Consolidated Senior Debt; provided that, in any event, The Company will maintain the ratio of Consolidated Senior Debt to EBITDA at no greater than 2.50 to 1.0.



  Fixed Charge Coverage Ratio The Company will not permit the ratio of (i)
                              EBITDA less cash taxes plus rent payments under operating leases to (ii) the sum of (a) cash interest plus (b) rent payments under operating leases plus (c) maintenance capital expenditures (defined as depreciation for the same period) to be less than 1.0 to 1.0. This ratio will be calculated at the end of each fiscal quarter based on the previous four fiscal quarters.



  Mergers and Consolidations  The Company will not merge into or consolidate with (or sell or convey all or substantially all of its assets to) any other person unless (a) the Company is the surviving entity or the surviving entity expressly assumes the punctual payment and observance of all obligations under the Notes, (b) the surviving entity shall not immediately after such merger or sale of assets be in default on the Notes, and (c) the surviving entity shall be organized in the United States; except that any Subsidiary may merge with the Company (provided that the Company shall be the surviving entity) or with any one or more other Subsidiary.

                              EXHIBIT A - Page 2

Sale of Assets           The Company will not sell, lease or transfer or
                         otherwise dispose of all or a substantial part of its assets (defined to be in excess of 15% of Consolidated
                         Total Assets at the time of the sale), other than in the ordinary course of business in any given fiscal year and provided that such sale of substantial assets on a cumulative basis shall not exceed 35% of Consolidated Total Assets at the time of the sale, except that: (x) any Subsidiary, other than the Company, may sell, lease, transfer or otherwise dispose of its assets to the Company or any other Subsidiary;
                         and (y) the Company may sell, lease, transfer or otherwise dispose of its assets in excess of the limitations set forth above if the proceeds of such sales are used within one year of such sale (i) to purchase other property useful in the business of the Company or any Subsidiary and/or (ii) to repay Senior
                         Indebtedness.

  Restricted Payments    The Company's Restricted Payments and those of its
                         Subsidiaries will be limited to the amount in the pool
                         (the "Pool"). The following amounts will be included in the Pool: (1) 25% (or minus 100% in the case of a deficit) of Consolidated Net Earnings for each quarterly period subsequent to June 30, 2000, and (2) all proceeds from the issuance or sale of shares of any class of stock for the period. The Restricted Payments for each quarterly period will be subtracted from the Pool and the outstanding balance in the Pool will be carried over to the next period.

  Other Covenants        The Issuer and Company will agree to observe certain
                         covenants including covenants as to transactions with affiliates, payment of taxes, maintenance of business lines, compliance with laws, maintenance of properties, and delivery of financial statements.

-----------------------
Subordination            The Notes shall rank pari passu with the Company's
                         other senior subordinated obligations but shall be subordinated and junior in right of payment to all Senior Indebtedness. Furthermore, the Company agrees not to create any class of obligations which is senior to the Notes but expressly subordinated to the Company's Senior Indebtedness.

                         If (i) the Company shall default in the payment of principal, interest, or premium, if any, on any Senior Indebtedness, or (ii) an event of default occurs which shall permit the holders of Senior Indebtedness to accelerate the maturity thereof, then:

                         (a) during any period in which the holders of Senior Indebtedness shall have accelerated the payment thereof and shall be pursuing the remedies available to them, or if the Company shall default in the payment of interest, principal or premium, if any, on any Senior Indebtedness, unless and until such default in payment or event of default shall have been cured or waived or shall cease to exist, no payment shall be made on account of the Notes; and


                         (b) during any period not described in clause (a) above, the holders of a majority of the unpaid principal balance of Senior Indebtedness


                              EXHIBIT A - Page 3
                              may block payments of principal and interest to the holders of the Notes for a period not to exceed 179 days. Unless and until the earliest to occur of (x) such default in payment or event of default being cured, waived, or ceasing to exist, or (y) the commencement of the 179/th/ consecutive day of payment blockage pursuant to the provisions of this clause (b), no payment shall be made on the Notes; provided, however, that (i) no more than one blockage period under this clause (b) may occur during any period of 360 consecutive days.

                         In the event of bankruptcy or insolvency of the Company, all Senior Indebtedness shall be paid in full before any payment shall be made on account of the Notes. In any such bankruptcy event, any payment or distribution which would otherwise be payable to the holders of the Notes shall be paid or delivered directly to the holders of Senior Indebtedness until Senior Indebtedness has been paid in full.

                         Nothing contained in these provisions is intended to affect the relative rights of the holders of the Notes and other creditors of the Company (other than holders of Senior Indebtedness) nor shall any of these provisions prevent any holder of the Notes from exercising all remedies otherwise permitted by applicable law upon the occurrence of an event of default under this agreement.

-----------------------
Events of Default        Events of Default will include the following:

                              i) default in the payment of interest on the Notes for more than five business days;

                              ii) default in the payment of principal or Make-Whole Premium on the Notes when due;

                              iii) default in the observance of any financial
                                   covenant;

                              iv)  default in the observance of any non-
                                   financial covenant which continues unremedied for 30 days;

                              v) any representations or warranties shall be false or misleading in any material respect;

                              vi) cross acceleration on other indebtedness of the Company or any Subsidiary in excess of $5,000,000; and

                              vii) certain events involving bankruptcy of the
                                   Company.


-----------------------
Noteholders' Rights upon
Event of Default         Upon the occurrence of any Event of Default described
                         in paragraph 1 or 2 above, any Noteholder may declare its Notes immediately due and payable in an amount equal to par plus accrued interest plus the Make-Whole
                         Premium, if any. Upon the occurrence of any Event of Default described in paragraphs 3-6 above, the holder or holders of a majority of the aggregate unpaid principal amount may declare all of the Notes to be immediately due and payable in an amount equal to par plus accrued interest plus the Make-Whole Premium, if any. Upon the occurrence of

                              EXHIBIT A - Page 4
                              any Event of Default described in paragraph 7
                              above, all the Notes shall be immediately due and
                              payable in an amount equal to the outstanding
                              principal amount plus any interest accrued
                              thereon, plus the Make Whole Premium, if any (to
                              the full extent permitted by applicable law). The
                              holders of a majority of the aggregate unpaid
                              principal amount may rescind acceleration any time
                              within 90 days of the date thereof in the event
                              the Company shall have cured.
---------------------------
Governing Law                 The Notes will be governed by, and construed in
                              accordance with the laws of the State of New York.

---------------------------
Amendments                    Any provisions of the Notes may be amended or
                              waived with the written consent of the holders of a majority of the aggregate principal amount of Notes outstanding except that each Noteholder must consent in writing to any amendment or waiver which adversely affects the interest rate, maturity, prepayment or redemption provisions, or the percentage required to amend the Notes.

---------------------------
Expenses The Company will pay reasonable legal fees of Investor's Counsel, whether or not the transaction closes.



---------------------------
Definitions

  Capital Lease               Shall mean any lease of property which in
                              accordance with GAAP would be capitalized as a liability on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

  Consolidated Net Earnings   Shall mean the net earnings of the Company and its
                              Subsidiaries in accordance with GAAP, excluding
                              (i) extraordinary items and (ii) any equity interest of the Company on the unremitted earnings of any corporation not a Subsidiary.

  Consolidated Total Assets   Shall mean the total assets of the Company and its
                              Subsidiaries, determined on a consolidated basis in accordance with GAAP.

  Consolidated Senior Debt    Shall mean, at any time, the sum of all Senior
                              Indebtedness of the Company and all of its Subsidiaries outstanding at such time determined on a consolidated basis.

  Consolidated Total Debt     Shall mean, at any time, the sum of all
                              Indebtedness of the Company and all of its Subsidiaries outstanding at such time determined on a consolidated basis.


                              EXHIBIT A - Page 5

EBITDA Shall mean, for the most recently ended period of four full fiscal quarters of the Company, the sum of:

                                   a)  Consolidated Net Earnings plus the
                                       aggregate amount which was deducted for
                                       such period for federal, state and local income and franchise taxes, interest expense, depreciation expense, and amortization expense; and

                                   b)  Without duplication, Pro Forma Operating
                                       Income, if any, for such period. Pro
                                       Forma Operating Income shall mean, for
                                       any date of determination, Consolidated
                                       Net Earnings with respect to each company acquired by the Company during the four quarters preceding the date as of which EBITDA is calculated plus the aggregate amount which was deducted for such period for federal, state and local income and franchise taxes, interest expense, depreciation expense, and amortization expense, in each case limited to amounts reported by the Company on Form 8-K to the Securities and Exchange Commission.

  GAAP Shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

  Indebtedness                         Shall mean all liabilities for borrowed
                                       money which, in accordance with GAAP,
                                       would be included in determining total
                                       liabilities, obligations in respect of
                                       any Capital Lease, and any guarantee of
                                       the foregoing, but shall exclude such
                                       liabilities, obligations and guarantees
                                       if owed or guaranteed by a Subsidiary to the Company or another Subsidiary or by the Company to a Subsidiary.

  Material Subsidiary                  Any Subsidiary comprising more than 5% of
                                       Consolidated Total Assets and any other
                                       Subsidiary that provides a guarantee to
                                       any Senior Indebtedness.


  Restricted Payments                  Shall mean any of the following: (1)
                                       payment or declaration of any dividend or any other distribution on account of any class of its stock (except dividends or stock splits payable solely in common stock of the Company), (2) redemptions, purchases, or other acquisitions (direct or indirect) of shares of the Company's stock, and (3) any optional prepayment of any Indebtedness of the Company or any Subsidiary ranking junior to the Notes.

  Senior Indebtedness                  Shall mean any Indebtedness which is not
                                       expressly subordinated to other
                                       Indebtedness of the Company provided such Indebtedness is incurred in compliance with the Senior Debt Leverage Ratio.

  Senior Subordinated Indebtedness     Shall mean the Notes and any other
                                       Indebtedness which, by its terms, shall
                                       be subordinated to any Senior
                                       Indebtedness.

                              EXHIBIT A - Page 6

  Subsidiary                           Shall mean any corporation of which such
                                       first mentioned corporation at the time
                                       owns, directly or through any intervening medium, that number of shares of voting stock which has the power to elect a majority of the board of directors.


                              EXHIBIT A - Page 7